Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

PRIMECH HOLDINGS PTE. LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares	457(o)			$23,000,000	(1)	0.0000927	$2,132.10
Fees Previously Paid	Equity	Ordinary Shares	457(o)			$5,750,000	(1)	0.0000927	$533.03
Fees to be paid	Equity	Ordinary Shares	Rule 457(e)	712,500	$5.00	$3,562,500	(2)	0.0001102	$392.59
Carry Forward Securities
	Total Offering Amounts								$3,057.72
	Total Fees Previously Paid					$28,750,000			$2,665.13
	Total Fee Offsets
	Net Fee Due								$392.59

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the Ordinary Shares that the underwriters have the option to purchase to cover any over-allotments.

(2)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholder of the Registrant of up to 712,500 ordinary shares previously issued to the selling shareholder as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(e) under the Securities Act of 1933, as amended.